PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Acquires Medical Office Building in Pittsburgh, Pennsylvania for
Approximately $40,500,000

Scottsdale, Arizona (May 5, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the completed acquisition of the Federal North medical office building located in Pittsburgh, Pennsylvania for approximately $40,500,000.

Federal North is an approximately 191,612 square foot, four-level medical office building with a separate four-level, 525 space parking garage. The Class A building is 99% occupied with a synergistic mix of long-term tenants. Located within two blocks of Federal North, Allegheny General Hospital (“AGH”) is the flagship hospital in the West Penn Allegheny Health System (“WPAHS”) and is a 724-bed academic medical center that has been serving the Pittsburgh area since 1885. Comprised of six hospitals with nearly 2,000 beds and employing more than 13,000 people, WPAHS accounts for more than 25% of the patient market share in Pittsburgh and the surrounding five-state area.

Pittsburgh is the second largest city in Pennsylvania with a metropolitan area population of 2.5 million. With its diversified and balanced economy that emphasizes technology, world-renowned healthcare and outstanding universities, Pittsburgh was named by Forbes Magazine as its number one “Most Livable City” in May 2010, and The Economist magazine named Pittsburgh the number one city in the United States in June 2009. During the past decade, Pittsburgh has added approximately 4,000 jobs a year in the healthcare industry and is anchored by eight Fortune 500 companies.

“This acquisition is consistent with our long term strategy of acquiring high quality medical office buildings in key markets which are affiliated with strong healthcare systems,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “AGH or its affiliates lease 85% of the building with an average remaining lease term in excess of 10 years, making this location integral to AGH’s delivery of outpatient care. In completing our 10th acquisition for 2010, we will continue to apply and leverage our balance sheet and liquidity to prudently grow our portfolio and maximize shareholder value.”

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $186.5 million in medical office and healthcare-related assets. These assets include a total of 10 acquisitions representing approximately 673,000 square feet. Since its formation in 2006, HTA has made 62 geographically diverse acquisitions valued at approximately $1.65 billion based on purchase price, which includes 193 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.3 million square feet, and includes 174 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new building adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Pittsburgh, Pennsylvania; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.